Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-281324) and related Prospectus of BeiGene, Ltd. and to the incorporation by reference therein of our reports dated February 26, 2024, with respect to the consolidated financial statements of BeiGene, Ltd., and the effectiveness of internal control over financial reporting of BeiGene, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, and of our report dated January 8, 2025, with respect to the financial statement schedule listed in Item 15, included in its Form 10-K/A for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 21, 2025